Exhibit 16.1

April 20, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K dated April 17, 2007, to be filed by Advanced Cell Technology, Inc. on or about April 20, 2007 (copy attached). We agree with the statements concerning our firm in the first sentence in the first paragraph and in the second, third and fourth paragraphs under Item 4.01 in such Form 8-K.

Very truly yours,

/s/ Stonefield Josephson, Inc.